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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                            USInternetworking, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                  917 311 80 5
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                                 (CUSIP Number)

                                February 14, 2002
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            (Date of Event Which Requires Filing of this Statement)

                                 John Seethoff
                 Deputy General Counsel, Finance and Operations
                               One Microsoft Way
                         Redmond, Washington 98052-6399
                                 (425) 882-8080

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                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO.  917 311 80 5
             ------------
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      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Microsoft Corporation  91-1144442
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
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      SEC USE ONLY
 3

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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      State of Washington
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                          SOLE VOTING POWER
                     5
     NUMBER OF            19,852,941*
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             19,852,941*
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      19,852,941*
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      13.6%
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      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO
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* Includes a warrant to purchase 5,147,059 shares of Common Stock.

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Item 1
     (a) Name of Issuer: USInternetworking, Inc.

     (b) Address of principal executive offices of Issuer: 1 USI Plaza, Annapolis, Maryland 21401-7478

Item 2
     (a) Name of Person Filing: Microsoft Corporation, a Washington corporation

     (b) Address of Principal Business Office: One Microsoft Way, Redmond, Washington 98052 Attention: Deputy General Counsel, Finance and Operations

     (c) Citizenship: State of Washington

     (d) Title of Class of Securities: Ordinary Shares

     (e) CUSIP Number: 917 311 80 5

Item 3. Not Applicable.

Item 4. Ownership.

     (a) Amount beneficially owned: 19,852,941 shares of Common Stock, which includes a warrant to purchase a total of 5,147,059 shares of Common Stock

     (b)  Percent of class: 13.6%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 19,852,941

          (ii)  Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of:
                19,852,941

          (iv)  Shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of Five Percent or Less of a Class: Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:
        Not Applicable.

Item 7. Modification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
        Not Applicable

Item 8. Identification and Classification of Members of the Group:
        Not Applicable

Item 9. Notice of Dissolution of a Group: Not Applicable

Item 10. Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  February 14, 2002

                                  MICROSOFT CORPORATION

                                  By: /s/ John G. Connors
                                      ------------------------------------------

                                  John G. Connors
                                  Senior Vice President; Chief Financial Officer